Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 12, 2025 (which includes an explanatory paragraph relating to the Launchpad Streetlight Acquisition Corp’s ability to continue as a going concern), relating to the financial statements of Launchpad Streetlight Acquisition Corp as of August 20, 2025 and for the period from August 4, 2025 (inception) through August 20, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 7, 2025